Exhibit 23.2

The Board of Directors
PeopleSupport, Inc. and Subsidiaries

     We hereby consent to the use in the Offering Circular constituting a part of this Registration Statement of our report dated February 22, 2005 relating to the consolidated financial statements of PeopleSupport, Inc. and subsidiaries, which is contained in that Offering Circular, and of our report dated February 22, 2005, relating to the Schedule, which is contained in Part II of the Registration Statement.

     We also consent to the reference to us under the caption “Experts” in the Offering Circular.

/s/ BDO Seidman, LLP

Los Angeles California
September 20, 2005